Exhibit 10.16

AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT (this “Agreement”) is executed as of January 31, 2007, by and among Cohen Brothers, LLC, a Delaware limited liability company (the “Company”), and Christopher Ricciardi (“Executive”).

The Company and Executive previously entered into an Agreement, dated as of February 13, 2006 (the “Original Agreement”), pursuant to which the Company retained the services of Executive as the Company’s Chief Executive Officer and, as part of Executive’s compensation, the Company agreed to issue to Executive 2,335,797 restricted units of membership interest in the Company.

The members of the Company, including Executive, have approved a recapitalization of the Company as described in the Recapitalization Agreement and Consent, dated as of the date hereof, among the Company and each of its members (the “Recapitalization Agreement”), and in connection therewith, the Company and Executive desire to amend and restate the Original Agreement in its entirety. Upon execution of this Agreement by the Company and Executive, the Original Agreement shall terminate and be of no further force and effect.

Certain definitions are set forth in Section 7 of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

PROVISIONS RELATING TO EXECUTIVE SECURITIES

1. Issuance of Executive Securities.

(a) On the date of this Agreement, Executive will exchange his existing units of membership interest in the Company for 2,335,797 Class A Units and 2,335,797 Class B Units to be issued to Executive in the Recapitalization (the “Executive Securities”). The Executive Securities are uncertificated and the Company will maintain a record of Executive’s ownership of Class A Units and Class B Units in its books and records.

(b) In connection with the issuance of the Executive Securities, Executive represents and warrants to the Company that:

(i) The Executive Securities will be issued to Executive for Executive’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Executive Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(ii) Executive is an executive officer of the Company, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Executive Securities.

(iii) Executive is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission.

(iv) Executive is able to bear the economic risk of his investment in the Executive Securities for an indefinite period of time because the Executive Securities have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(v) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Executive Securities, has reviewed all materials provided by the Company to him, has reviewed this Agreement and such materials with counsel of his choosing and has had full access to such other information concerning the Company as he has requested.

(vi) Executive is neither party to, nor bound by, any other employment agreement, consulting agreement, noncompete agreement, non-solicitation agreement or confidentiality agreement or any agreement that would limit or could reasonably be expected to limit his ability to perform under this contract.

(c) In connection with the issuance of the Executive Securities to Executive, the Company represents and warrants to Executive that:

(i) It is a Delaware Limited Liability Company in good standing, qualified to transact business in the Commonwealth of Pennsylvania.

(ii) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which is subject.

(iii) It has provided to Executive a full and complete copy of the New LLC Agreement.

(iv) It has provided to Executive a true and accurate ledger of all Units of the Company which have been issued, together with a true and complete schedule of all rights, options or warrants to receive Units in the Company which have been granted or sold to any person or entity.

(v) It has provided to Execute true and complete copies of its audited financial statements for years-end dated December 31, 2003 and 2004 and an unaudited report for the nine months ended September 30, 2005 (“Financial Statements”).

(vi) It has provided to Executive true and complete copies of all tax returns for the Company for 2003 and 2004.

(vii) The Financial Statements are true, correct and complete in all material respects and present fairly the financial position and assets and liabilities of the Company for the periods then ended in conformity with GAAP applied on a consistent basis.

(viii) Except as disclosed in the Financial Statements, there are no material liabilities or obligations of the Company.

(ix) Except as disclosed in the Financial Statements or on the attached Schedule, neither the Company or any of its subsidiaries are parties to any litigation or administrative proceedings or have to the best of its knowledge been threatened with any litigation or administrative proceeding.

(x) All material tax returns required to have been filed by or on behalf of the Company or any of its subsidiaries as of the date of this Agreement have been duly filed and each such tax-return is true and correct in all material respects. All taxes required to have been paid by the Company or any subsidiary as of the date of this Agreement have been paid.

(xi) There is no action, dispute, audit or claim relating to taxes now pending against the Company or any subsidiary and to the best of its knowledge, no such action, claim or audit is proposed or threatened.

(d) As an inducement to the Company to issue the Executive Securities to Executive, and as a condition thereto, Executive acknowledges and agrees that neither the issuance of the Executive Securities to Executive nor any provision contained in this Section 1 shall entitle Executive to remain as an officer of the Company or its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate Executive’s status as an officer of the Company at any time for any reason (subject to Section 4(c) hereof).

(e) Concurrently with the execution of this Agreement, Executive shall become a party to the New LLC Agreement.

(f) One third (1/3) of the Executive Securities that are Class A Units vested on December 31, 2006 pursuant to the Original Agreement, and the remaining two thirds (2/3) vested on January 31, 2007. One third (1/3) of the Executive Securities that are Class B Units vested on December 31, 2006 pursuant to the Original Agreement and the remaining two thirds (2/3) shall vest on December 31, 2008.

(g) Prior to the vesting of any unvested Executive Securities, the Executive shall be entitled to all rights and prerequisites of ownership of the Executive Securities, including the right to vote (in the case of Class B Units) and the right to receive distributions. Except for the right to put unvested Units and to have the Company purchase Units as set forth in Section 2 below, there shall be no distinction between Executive’s non-vested Units and the balance of Units of the same class in the Company.

(h) Prior to January 15, 2007 the Company paid Executive an amount equal to the sum of (i) the estimated federal, state and local taxes (the “Estimated Taxes”) payable by Executive in respect of Executive Securities that are Class A Units that vested during 2006, plus (ii) an amount equal to the Estimated Taxes specified in the preceding clause (i) divided by 0.6. Prior to March 31, 2007 and prior to June 30, 2007, the Company will pay Executive amounts equal to, in the case of each payment, one half of the sum of (y) the Estimated Taxes payable by Executive in respect of Executive Securities that are Class A Units that vested in January 2007, plus (z) an amount equal to the Estimated Taxes specified in the preceding clause (y) divided by 0.6. For all purposes hereunder, the Estimated Taxes payable by the Executive in respect of the vesting of Executive Securities that are Class A Units shall be deemed to equal 40% of the Class A Capital Amount (as defined in the New LLC Agreement) of the Executive Securities that are Class A Units which have vested during or at the specified time. The Class A Capital Amount of the Executive Securities that are Class A Units for purposes of making the calculations in the preceding sentences in each year shall be based upon a good faith estimate by the Company of the value of the Executive Securities that are Class A Units or, in the event that the Company has commissioned an appraisal of its Units for purposes of calculating Estimated Taxes, at the Company’s election, such third party valuation.

2. Repurchase Option and Put.

(a) In the event of a Separation, Executive Securities will be subject to repurchase at the option of the Company pursuant to the terms and conditions set forth in this Section 2 (the “Repurchase Option”). Only in the event of a Separation for Cause, Executive Securities which have not yet vested shall be deemed cancelled and the Executive shall be deemed to have forfeited all of his right, title and interest in and to them.

(b) The purchase price for each Unit will be the Fair Market Value of such Unit.

(c) In the event the Company exercises its option to purchase the Executive Securities the Company shall be limited to a one time right to exercise such option by giving notice to the Executive to purchase all, but not less than all of the Securities by delivering written notice (the “Repurchase Notice”) to the holder or holders of such securities within sixty (60) days after the Separation.

(d) The closing of the purchase of the Executive Securities pursuant to the Repurchase Option shall take place on the date designated by the Company in the Repurchase Notice, which date shall not be more than thirty (30) days nor less than five (5) days after the delivery of such notice or after the receipt by the Company of a binding determination of Fair Market Value, whichever is later. The Company will pay for the Securities to be purchased by it pursuant to the Repurchase Option by a check or wire transfer of funds. In the event that the purchase price exceeds the sum of $2,000,000.00, the Company shall have the right, by notice to the Executive in the Repurchase Option, to pay such excess by delivery of a promissory note of the Company (x) maturing on the second anniversary of issuance (provided that no less than 50% of the original principal amount of the note, less the aggregate amount of principal payments previously made under the note, shall be payable on the first anniversary of issuance) and (y) bearing interest at a per annum rate equal to ten percent (10%), which interest shall be payable monthly. In the event that the Company elects to partially pay for Executive’s Securities via a

Company note, then the Company agrees that, other than tax distributions to unit holders in an amount no greater than that necessary for such holders to make federal, state and local tax payments on their respective allocated share of the Company’s income, it will not make any distributions or increase the compensation of senior executives of the Company prior to making full payment on the note. The Company will be entitled to receive customary representations and warranties from the sellers regarding such sale.

(e) The provisions of Section 2(f) will terminate upon the consummation of a Public Offering or upon the consummation of a Sale of the Company.

(f) At any time after February 13, 2009, in the case of Executive Securities that are Class A Units, or July 2, 2009 in the case of Executive Securities that are Class B Units, or, if a Separation occurs prior to July 2, 2009, at any time after six months and one day after the latest vesting date of Executive Securities occurring prior to the date of the Executive Notice (as defined herein), Executive may notify the Company in writing (the “Executive Notice”) that Executive desires the Company to redeem all, but not less than all of the vested Executive Securities then owned by the Executive. Such notice shall be irrevocable, shall state his intent to exercise his rights hereunder and shall be binding on all prior transferees of Executive Securities. The Company shall thereafter redeem the Executive Securities within sixty (60) days of the date of the Executive Notice to the Company. The purchase price for the Executive Securities shall be determined in accordance with the following. The Company shall calculate and specify the amount (the “Aggregate Value”) that is the greater of (i) seven and one half times the taxable income of the Company (plus any compensation paid to the Chairman (other than distributions paid to the Chairman by the Company that were also paid, on a pro rata basis, to Executive) in the previous twelve (12) month period that was in excess of the compensation of the Executive for the same period) for the twelve month period ending with the calendar quarter ended immediately prior to the date of the Executive Notice, or (ii) the book value of the Company as at the calendar quarter ended immediately prior to the date of the Executive Notice. If the Aggregate Value exceeds the aggregate Class A Capital Amount (as defined in the New LLC Agreement) of the Members of the Company plus any unpaid preferred return payable with respect to the Class A Units (the “Aggregate Adjusted Class A Capital Amount”), then (x) the purchase price for each Class A Unit shall be the Class A Capital Amount (as defined in the New LLC Agreement) attributable to such Class A Unit plus any unpaid preferred return payable with respect to such Class A Unit, and (y) the purchase price for each Class B Unit shall be the amount by which the Aggregate Value exceeds the sum of (A) the Aggregate Adjusted Class A Capital Amount plus (B) the Economic Capital Account Balance associated with all outstanding LTIP Units (as defined in the New LLC Agreement), with such sum then being divided by the number of Class B Units of the Company then outstanding. Alternatively, if the Aggregate Value is less than the Aggregate Adjusted Class A Capital Amount, then the purchase price for each Class A Unit shall be the Aggregate Value divided by the number of Class A Units of the Company then outstanding, and the purchase price for each Class B Unit shall be zero. The taxable income and the book value of the Company shall be determined by the Company’s accounting firm in accordance with generally accepted accounting principles, properly applied. The Company will pay for the Executive Securities to be purchased by it pursuant to the Repurchase Option by a check or wire transfer of funds. In the event that the purchase price exceeds the sum of $2,000,000.00, the Company shall have the right, by written notice to the Executive to pay such excess by delivery of a promissory note of the Company (x) maturing no later than the second anniversary of issuance (provided that no less than 50% of the original principal amount of the note, less the aggregate amount of principal payments previously made under the note, shall be payable no later than the first anniversary of issuance) and (y) bearing interest at a per annum rate equal to ten percent (10%), which interest shall be payable monthly. In the event that the Company elects to partially pay for Executive’s Securities via a Company note, then the Company agrees that, other than tax distributions to unit holders in an amount no greater than that necessary for such holders to make federal, state and local tax payments on their respective allocated share of Company’s income, it will not make any distributions or increase the compensation of senior executives of the Company prior to making full payment on the note.

3. Restrictions on Transfer of Executive Securities.

(a) Transfer of Executive Securities. The holders of Executive Securities shall not Transfer any interest in any Executive Securities, except pursuant to (i) the provisions of Section 2 hereof, (ii) an Approved Sale, or (iii) the provisions of Section 3(b) below.

(b) Certain Permitted Transfers. The restrictions in this Section 3 will not apply with respect to any Transfer of Executive Securities made (i) pursuant to applicable laws of descent and distribution or to such Person’s legal guardian in the case of any mental incapacity or among such Person’s Family Group, or (ii) subject to the restrictions on transfer set forth in the LLC Agreement or any other agreement entered into pursuant thereto, of Units at such time as Cohen Bros. Financial, LLC or its transferees (“Selling Members”) sell Units in a Public Sale, but in the case of this clause (ii) only an amount of units (the “Transfer Amount”) equal to the lesser of (A) the number of Units owned by Executive and (B) the product of (I) the number of Units owned by Executive and (II) a fraction (the “Transfer Fraction”), the numerator of which is the number of Units sold by the Selling Members in such Public Sale and the denominator of which is the total number of Units held by the Selling Members prior to the Public Sale; provided that the restrictions contained in this Section 3 will continue to be applicable to the Executive Securities after any Transfer of the type referred to in clause (i) above and the transferees of such Executive Securities must agree in writing to be bound by the provisions of this Agreement. Any transferee of Executive Securities pursuant to a Transfer in accordance with the provisions of clause (i) of this Section 3(b) is herein referred to as a “Permitted Transferee.” Upon the Transfer of Executive Securities pursuant to this Section 3(b), the transferring holder of Executive Securities will deliver a written notice (a “Transfer Notice”) to the Company. In the case of a Transfer pursuant to clause (i) hereof, the Transfer Notice will disclose in reasonable detail the identity of the Permitted Transferee(s).

(c) Approved Sale.

(i)(A) If, at any time after the date hereof, the Board approves a Sale of the Company, then the Company shall deliver written notice (the “Sale Notice”) to Executive, which notice shall be binding on all transferees of Executive Securities, setting forth in reasonable detail the terms of the proposed Sale of the Company (a “Board Approved Sale”). In such event, all of the Executive Securities shall immediately vest. Each holder of Executive Securities shall vote for, consent to and raise no objections against such Board Approved Sale. If the Board Approved Sale is structured as a (i) merger or consolidation, each holder of Executive Securities shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of Units, each holder of Executive Securities shall agree to sell all of his, her or its Executive Securities or rights to acquire Executive Securities on the terms and conditions set forth in the Sale Notice. Each holder of Executive Securities shall take all necessary or desirable actions in connection with the consummation of the Board Approved Sale as requested by the Board.

(B) In the event that holders of a majority of the Units of the Company agree to sell their units to a third party, then Executive shall have the right to sell his units to such purchaser at the same time and on the same terms and conditions pursuant to which the holders of a majority of the units are selling or transferring their units.

(ii) If either the Company or the holders of any equity securities of the Company enter into a negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Executive Securities will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Executive Securities appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any holder of Executive Securities declines to appoint the purchaser representative designated by the Company such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative so appointed.

(iii) Holders of Executive Securities will bear their pro rata share (based upon the number of Units to be sold) of the costs of any Board Approved Sale to the extent such costs are incurred for the benefit of all holders of Units and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 3(c)(iii), costs incurred in exercising reasonable efforts to take all actions in connection with the consummation of a Board Approved Sale in accordance with Section 3(c)(i) shall be deemed to be for the benefit of all holders of Units. Costs incurred by holders of Executive Securities on their own behalf will not be considered costs of the transaction hereunder and shall be paid by such holder of Executive Securities.

(d) Termination of Restrictions. The restrictions set forth in this Section 3 will continue with respect to each unit of Executive Securities until the earlier of (i) the date of a Public Sale, (ii) the date on which such unit of Executive Securities has been transferred in a Participating Sale or (iii) the consummation of a Sale of the Company.

PROVISIONS RELATING TO EXECUTIVE’S STATUS WITH THE COMPANY

4. Service. The Company agrees that the Executive was hired as an officer of the Company effective February 13, 2006, and Executive agrees to continue in such position until his separation pursuant to Section 4(c) hereof (the “Service Period”).

(a) Position and Duties.

(i) During the Service Period, Executive shall serve as the Chief

Executive Officer of Company and its subsidiary, Cohen Bros. & Company, LLC, and shall have the normal duties, responsibilities and authority implied by such positions, including, without limitation, the responsibilities associated with all aspects of the daily operations of Company, subject to the power of the Company’s Chairman to expand or limit such duties, responsibilities and authority.

(ii) Executive shall report to the Chairman, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries, provided that nothing in this agreement shall prohibit Executive from spending normal and reasonable time and efforts in managing his personal investments. Executive represents and warrants that his personal investments do not include any controlling interest in any company or entity and covenants that he will not acquire a controlling interest in any company or entity without the prior written consent of the Company.

(b) Salary, Bonus and Benefits.

(i) During the Service Period, the Company will pay Executive a base salary of $1,000,000 per annum (the “Annual Base Salary”), which salary will be payable by the Company in regular installments guaranteed distributions in accordance with the Company’s general practices and which Annual Base Salary may be adjusted by the Chairman prior to each anniversary of this Agreement.

(ii) For each compensation year completed during the Service Period, Executive shall be eligible for an annual bonus, to be determined by the Chairman based upon the achievement by the Company and its Subsidiaries of their financial objectives and Executive’s contribution to such achievement. During the first compensation year of the Service Period only, Executive shall receive no less than $5,000,000 in Annual Base Salary and bonuses, (the “Guaranteed Payment”). The Company shall be permitted, at its discretion, to pay up to $4,000,000 of such amount no later than March 15, 2007

(iii) Executive shall be permitted during the Service Period to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits, including employer 401(k) matching benefits, that may be available to other senior executives of the Company generally, in each case to the extent that Executive is eligible under the terms of such plans or programs.

(iv) The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Executive during the Service Period in the performance of his services under this Agreement, in accordance with the Company’s policies regarding such reimbursements.

(c) Separation. The Service Period will continue until (i) Executive’s resignation (with or without Good Reason), Disability or death, or (ii) the Chairman decides to terminate Executive’s status as an officer of the Company with or without Cause. If Executive’s Service Period is terminated for any reason, Executive (or Executive’s estate) shall be entitled to receive his Annual Base Salary through the date of termination and reimbursement of expenses incurred by Executive through the date of termination in accordance with Section 4(b)(v) above. In addition, if Executive’s Service Period is terminated by the Company without Cause or by Executive with Good Reason prior to December 31, 2006, then Executive will be entitled to the portion of the Guaranteed Payment unpaid through the date of termination, payable within thirty (30) days after the date on which Executive executes a general release, in accordance with the succeeding sentence, and all of the Executive Securities shall vest on the date of such general release. Executive shall not be entitled to receive any payments pursuant to this Section 4(c) unless and until Executive has executed and delivered to Company a general release, excluding the obligations of the Company under Section 3 of this Agreement, in form and substance satisfactory to Company and (2) Executive shall be entitled to receive and retain such payments and Executive’s unvested Executive Securities shall only remain vested for so long as Executive has not breached any of the provisions of Section 5 or 6 hereof

5. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him during the course of his service to the Company or any of its Affiliates concerning the business or affairs of the Company and its Affiliates (“Confidential Information”) are the property of the Company or such Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Executive becomes aware during the course of his service to the Company or any of its Subsidiaries. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account any Confidential Information without the Board’s written authorization, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed, and has been disclosed, pursuant to any applicable law or court order. Executive shall deliver to the Company at a Separation, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Subsidiaries which he may then possess or have under his control.

(b) Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while serving as an officer of the Company or any of its Subsidiaries (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or such Subsidiary and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Board (whether during or after the Service Period) to establish and confirm the Company’s or such Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Service Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Subsidiaries) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by the Board in writing.

6. Noncompetition and Nonsolicitation. Executive acknowledges that in the course of his service to the Company he will become familiar with the Company’s and its Affiliate’s trade secrets and with other confidential information concerning the Company and such Affiliates and that his services will be of special, unique and extraordinary value to the Company and such Affiliates. Therefore, Executive agrees that:

(a) Noncompetition. During the Service Period and for ninety (90) days thereafter, Executive shall not directly or indirectly, anywhere in the world, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business engaged in the structuring, organization, consulting with, managing, servicing or otherwise engaging in the business of pooling debt, sub-debt, trust preferred securities, or otherwise providing financing through the issuance of similar debt securities or preferred equity securities to bank holding companies, banks, insurance companies and their affiliates, REITs or real estate operating companies or their affiliates, non-profit or not-for-profit entities, and any other types of businesses or activities for which the Company or any Affiliate has provided (or has definitive plans to provide) debt or equity funding, directly through its investment banking activities, or indirectly, through its structured finance activities (including where it merely acts as investment adviser or subadvisor, or collateral manager or subadvisor the collateral manager) wherever located, whether in a “CDO” structure, closed-end fund or otherwise.

(b) Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.

(c) Nonsolicitation. During the Service Period and for ninety (90) days thereafter, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any officer or employee of the Company or its Subsidiaries or Affiliates to leave the employ of the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company and any of its Subsidiaries or Affiliates and any officer or employee thereof, (ii) hire any person who was an officer or employee of the Company or any of its Subsidiaries within 180 days after such person ceased to be an officer or employee of the Company or any of its Subsidiaries or (iii) induce or attempt to induce any customer, supplier, licensee, issuer, originator, investor or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary or Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company and any Subsidiary or Affiliate.

(a) Enforcement. If, at the time of enforcement of Section 5 or this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, its Subsidiaries or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(b) Additional Acknowledgments. Executive acknowledges that the provisions of Section 5 and this Section 6 are in consideration of: (i) Executive’s status as an officer with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 5 and this Section 6 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (i) that the business of the Company and its Subsidiaries will be conducted throughout the world, (ii) notwithstanding the state of organization or principal office of the Company or any of its Subsidiaries or Affiliates, or any of their respective executives or employees (including the Executive), it is expected that the Company and such Subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world, and (iii) as part of his responsibilities, Executive will be traveling throughout the world in furtherance of the Company’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 5 and this Section 6 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

GENERAL PROVISIONS

7. Definitions.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Approved Sale” means any Board Approved Sale.

“Board” means the Company’s board of managers.

“Cause” means any one or more of the following:

(i) The indictment of the Executive for any felony or other crime involving moral turpitude or fraud, said crime or felony having been alleged to have been committed before the date of this Agreement; or the conviction of the Executive for any felony or other crime involving moral turpitude or fraud committed after the date of this Agreement.

(ii) Executive’s substantial failure to perform his material duties, and the failure to cure such performance deficiencies within sixty (60) days after receipt of written notice of such performance deficiencies;

(iii) Executive’s breach of a material provision of this Agreement, which Company shall provide written notice of to the Executive and Executive shall have sixty 60) days to cure;

(iv) Executive’s breach of fiduciary duty, willful misconduct, gross negligence, fraud within fifteen (15) days after receipt of written notice specifying such breach.

(v) Executive’s taking action or actions with respect to a material and significant activity of the Company despite written direction from the Chairman reasonably and directly prohibiting such action or actions.

“Class A Unit” means a Class A Unit of the Company.

“Class B Unit” means a Class B Unit of the Company.

“Closing” has the meaning set forth in the Purchase Agreement.

“Disability” means Executive’s inability to perform substantially and continuously the duties assigned to him due to a disability as defined in the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12 month period as determined by an independent physician agreed to by Company and Executive.

“Executive Securities” means the Class A Units and Class B Units issued to Executive hereunder, which will continue to be Executive Securities in the hands of any holder other than Executive (except for the Company and the Selling Members and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Executive Securities will succeed to all rights and obligations attributable to Executive as a holder of Executive Securities hereunder and be subject to all restrictions thereon. Executive Securities will also include equity of the Company (or a corporate successor to the Company or a Subsidiary of the Company) issued with respect to Executive Securities (i) by way of a unit split, unit dividend, conversion, or other recapitalization, (ii) by way of reorganization or recapitalization of the Company in connection with the incorporation of a corporate successor prior to a Public Offering or (iii) by way of a distribution of securities of a Subsidiary of the Company to the members of the Company following or with respect to a Subsidiary Public Offering.

“Fair Market Value” of each unit of Executive Securities shall be determined as of the end of the calendar quarter immediately preceding the date of the Repurchase Notice, and shall mean the average of the closing prices of the sales of such Executive Securities on all securities exchanges on which such Executive Securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such Executive Securities are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such Executive Securities are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day. If at any time such Executive Securities are not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value will be the fair value of such Executive Securities as determined by agreement between the Executive and the Company. If Executive and the Company cannot agree within 30 days after the delivery of the Repurchase Notice, Fair Market Value shall be determined by an investment banking firm selected by the Company, which firm shall submit to the Board and Executive a written report within 30 days of its engagement setting forth such determination (the “First Determination”). Executive shall have the right to either accept the First Determination, in which case it shall be binding on both the Company and Executive, or reject this determination, in which case Executive shall, within 10 days of delivery of the First Determination, retain an independent, nationally recognized, investment banking firm to make a second determination (the “Second Determination”) within 30 days of its engagement. The Board shall have the right to either accept the Second Determination, in which case it shall be binding on both the Company and Executive, or reject the Second Determination, in which case the investment banking firms that made the First Determination and the Second Determination shall jointly select a third independent, nationally recognized, investment banking firm to make a third determination (the “Third Determination”) within 30 days of its engagement. In the event the Third Determination is made, it shall be binding on both the Company and Executive. Each investment banking firm shall deliver a written report to the Company and Executive setting forth the determination of Fair Market Value and the assumptions and calculations used in making its determination. The expenses of each investment banking firm shall be borne by the Company. In making a determination of Fair Market Value, the investment banking firm shall determine the fair value of the Company as a whole without discount for, lack of control, contractual restrictions on transfer, minority discount, or other such discounts otherwise applicable to the Executive Securities.

“Family Group” means a Person’s spouse, parents, descendants (whether natural or adopted), siblings (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such Person’s spouse, parents, siblings and/or descendants that is and remains solely for the benefit of such Person and/or such Person’s spouse, parents, siblings and/or descendants and any retirement plan for such Person.

“Good Reason” means (i) a reduction in Executive’s Annual Base Salary, (ii) a material diminution in Executive’s titles or duties inconsistent with his position; or (iii) the payment of total compensation and distributions of less than the Guaranteed Payment in accordance with Section 4(b)(iii) in each case without the prior written consent of Executive; provided that written notice of Executive’s resignation must be delivered to the Company within 60 days after his actual knowledge of any such event in order for such resignation to be with Good Reason for any purpose hereunder.

“New LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, as the same amended from time to time pursuant to its terms.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of equity securities of the Company or a corporate successor to the Company.

“Public Sale” means (i) any sale pursuant to a registered public offering under the Securities Act or (ii) any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker (other than pursuant to Rule 144(k) prior to a Public Offering).

“Sale of the Company” means any transaction or series of transactions pursuant to which any Person or group of related Persons other than the Selling Members or their Affiliates in the aggregate acquire(s) (i) equity securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided that a Public Offering shall not constitute a Sale of the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Separation” means Executive ceasing to be an officer of the Company for any reason.

“Separation for Cause” means Executive ceasing to be an officer of the Company as a result of voluntary resignation of Executive (other than for Good Reason) or termination of Executive for Cause.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Subsidiary Public Offering” means the sale in an underwritten public offering registered under the Securities Act of equity securities of Company or another Subsidiary of the Company.

“Transfer” means to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

“Units” means units of membership interest in the Company as defined in the New LLC Agreement.

8. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to Company:

Cohen Brothers, LLC

2929 Arch Street

17th Floor

Philadelphia, PA 19104 Attention: Daniel G. Cohen

With a copy to:

Cohen Brothers, LLC

2929 Arch Street

17th Floor

Philadelphia, PA 19104

Attention: Chief Operating Officer

If to Executive:

Christopher Ricciardi

51 Shellbark Lane

Briarcliff Manor, NY 10510

or such other address or to the attention of such other Person as the recipient party shall have specified by prior notice to the sending party.

9. General Provisions.

(a) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Executive Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Executive Securities as the owner of such equity for any purpose.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e) Counterparts. This Agreement may be executed in separate counterparts

(including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, the Selling Members and their respective successors and assigns (including subsequent holders of Executive Securities); provided that the rights and obligations of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Executive Securities hereunder.

(g) Choice of Law. The law of the State of Delaware will govern all questions concerning the relative rights of the Company and its securityholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware, the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware or the Commonwealth of Pennsylvania, as the case may be.

(h) MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

(i) Executive’s Cooperation. During the Service Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In fulfilling his obligations under this Section, Executive shall (i) be entitled to be represented by independent counsel chosen by Executive, whose fees and expenses will be paid by the Company, (ii) be entitled to be remembered for all fees and expenses incurred in fulfilling such obligations and (iii) in the event that such cooperation occurs after the service period, Executive shall only be obligated to spend reasonable time (no more than five (5) hours in any work or ten hours in any month) in fulfilling such obligations.

(j) Remedies. Each of the parties to this Agreement (and the Selling Members as third-party beneficiaries) will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(k) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, Executive and each of the Selling Members.

(l) Insurance. The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

(m) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(n) Indemnification and Reimbursement of Payments on Behalf of Executive; Status of Executive for Certain Federal Tax Purposes. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive (including, without limitation, the full amount of the bonus payable pursuant to Section 4(b)(ii) hereof) any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company, including, without limitation, wages, bonuses, the receipt or exercise of equity options and/or the receipt or vesting of Class A Units. In the event the Company or its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto. The Company and Executive acknowledge that during the period Executive owns Units in the Company, he will not be considered an employee of the Company within the meaning of the Federal Insurance Contributions Act, the Federal Unemployment Tax Act, and the Collection of Income Tax at Source on Wages and the remuneration received by Executive from the Company will not be considered “wages” under those provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The Company will treat all compensation due Executive during the period he owns Units as a “guaranteed payment” pursuant to Section 707(c) of the Code and Executive agrees to report all such income as self employment income on his individual federal income tax return.

(o) Termination. This Agreement (except for the provisions of Sections 4(a) and (b)) shall survive a Separation and shall remain in full force and effect after such Separation.

(p) Adjustments of Numbers and Anti-Dilution. All numbers set forth herein that refer to unit prices or amounts will be appropriately adjusted to reflect unit splits, unit dividends, combinations of units and other recapitalizations affecting the subject class of equity. The Company agrees that it will not take any action to intentionally dilute the value of the Executive Securities, provided, however, nothing contained herein shall prevent the Company from issuing additional Units or securities convertible into Units so long as the dilutive affect of such issuance to Executive is no greater than the dilutive affect of such issuance to Daniel G. Cohen.

(q) Deemed Transfer of Executive Securities. If the Company (and/or the Selling Members and/or any other Person acquiring securities) shall make unconditionally available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Executive Securities to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such units are to be repurchased shall no longer have any rights as a holder of such units (other than the right to receive payment of such consideration in accordance with this Agreement), and such units shall be deemed purchased in accordance with the applicable provisions hereof and the Company (and/or the Selling Members and/or any other Person acquiring securities) shall be deemed the owner and holder of such units, whether or not the certificates therefor have been delivered as required by this Agreement.

(r) Rights Granted to the Selling Members and their Affiliates. Any rights granted to the Selling Members and their Affiliates hereunder may also be exercised (in whole or in part) by their designees.

(s) Subsidiary Public Offering. If, after consummation of a Subsidiary Public Offering, the Company distributes securities of such Subsidiary to members of the Company, then such securities will be treated in the same manner as (but excluding any “preferred” features of the units with respect to which they were distributed) the units with respect to which they were distributed for purposes of Sections 1, 2 and 3 hereof.

(t) Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(u) Consent to Jurisdiction. ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL DISTRICT COURT IN THE EASTERN DISTRICT OF THE COMMONWEALTH OF PENNSYLVANIA, OR, IF NO SUCH FEDERAL DISTRICT COURT HAS SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, IN ANY STATE COURT IN PENNSYLVANIA IN WHICH VENUE WOULD OTHERWISE BE PROPERLY LOCATED. BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT.

(v) Effectiveness of Agreement. This Agreement shall become effective upon its execution by both parties hereto and execution by Executive’s spouse of the Spousal Consent attached hereto as Exhibit B.

(w) Executive’s Legal Fees. The Company shall reimburse Executive for his documented legal fees incurred in preparation and negotiation of this Agreement.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Senior Management Agreement on the date first above written.

COHEN BROTHERS, LLC

By:	/s/ JAMES J. MCENTEE, III
Name: James J. McEntee, III Its: Chief Operating Officer

/s/ CHRISTOPHER RICCIARDI
Christopher Ricciardi

Execution Copy

EXHIBIT B

SPOUSAL CONSENT

The undersigned spouse of Executive hereby acknowledges that I have read the foregoing Amended and Restated Senior Management Agreement and the New LLC Agreement referred to therein, each executed by Executive and dated as of the date hereof, and that I understand their contents. I am aware that the foregoing Amended and Restated Senior Management Agreement and New LLC Agreement provide for the repurchase of my spouse’s Executive Securities under certain circumstances and/or impose other restrictions on such securities (including, without limitation, the transfer restriction thereof). I agree that my spouse’s interest in these securities is subject to these restrictions and any interest that I may have in such securities shall be irrevocably bound by these agreements and further, that my community property interest, if any, shall be similarly bound by these agreements.

                                                  Date:                     ,          2007

Spouse’s Name:

                                                  Date:                     ,          2007

Witness’ Name: